[TEMPLE-INLAND INC. LOGO]


NEWS
RELEASE-----------------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737


           TEMPLE-INLAND INC. TO CUT COSTS AND IMPROVE
            ASSET UTILIZATION IN CORRUGATED PACKAGING


AUSTIN, TEXAS, November 20, 2003 - Temple-Inland Inc. today announced the following initiatives in its corrugated packaging converting operation:

     - The company will reduce costs by implementing organizational changes and eliminating approximately 300 positions. These changes will be made by the end of 2003 and annual savings of approximately $20 million will be realized in 2004. The company expects to take a pre-tax charge of approximately $10 to $15 million in fourth quarter 2003 as a result of this initiative.

     - The company will further lower costs and improve profitability over the next 18 to 24 months by consolidating converting facilities, eliminating additional positions and improving asset utilization. These initiatives will result in additional annual cost savings of approximately $40 million. The amount and timing of the one-time expenses associated with these actions will be finalized next year.

     "The cost reduction steps we are taking today in our corrugated packaging converting operation will result in improved earnings and returns and better position our company for success. These steps are in addition to the cost reduction actions we have taken in Project TIP and in our mills," said Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. "Our consolidation efforts will not affect service to customers as we are able to eliminate duplication and capitalize on synergy benefits from our large, nationwide box plant system. Our past technology investments allow us to more efficiently and effectively serve new and existing customers and facilitate consolidation. These initiatives will help maximize utilization of our converting facilities, lower costs, better match converting capacity with demand and maintain availability for future growth."

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; the accuracy of certain judgments and estimates concerning the Company's consolidation and supply chain initiatives and other cost reduction steps; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.